                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*



                             CHESAPEAKE CORPORATION.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           COMMON STOCK, $1 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    165159104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 August 16, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]   Rule 13d-1(b)

         [ ]   Rule 13d-1(c)

         [X]   Rule 13d-1(d)


         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






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
---------------------------------                                   --------------------------------
      CUSIP No. 165159104                                                  Page 2 of 6 Pages
---------------------------------                                   --------------------------------

-----------------------------------------------------------------------------------------------------
  1.     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         INTERNATIONAL PAPER COMPANY
         13-0872805
-------------------------------------------------------------------------------------------------
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                          (a) [  ]
                                                                                   (b) [  ]

-------------------------------------------------------------------------------------------------
  3.     SEC USE ONLY


-------------------------------------------------------------------------------------------------
  4.     CITIZENSHIP OR PLACE OF ORGANIZATION

         NEW YORK

------------------------------------------------------------------------------------------------
        NUMBER OF           5.    SOLE VOTING POWER
         SHARES                   -0-
      BENEFICIALLY         ---------------------------------------------------------------------
        OWNED BY            6.    SHARED VOTING POWER
          EACH                    -0-
        REPORTING          ---------------------------------------------------------------------
         PERSON             7.    SOLE DISPOSITIVE POWER
          WITH                    -0-
                           ---------------------------------------------------------------------
                            8.    SHARED DISPOSITIVE POWER
                                  -0-
------------------------------------------------------------------------------------------------
  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
------------------------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES             [  ]

------------------------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         -0-
------------------------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON
         HC
------------------------------------------------------------------------------------------------







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

--------------------------------------------                             -------------------------------------------
            CUSIP No. 165159104                                                      Page 3 of 6 Pages
--------------------------------------------                             -------------------------------------------

--------------------------------------------------------------------------------------------------------------------
  1.     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         SHOREWOOD PACKAGING CORPORATION, A WHOLLY OWNED SUBSIDIARY OF INTERNATIONAL PAPER COMPANY

         11-2742734
--------------------------------------------------------------------------------------------------------------------
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                               (a) [  ]
                                                                                                        (b) [  ]

--------------------------------------------------------------------------------------------------------------------
  3.     SEC USE ONLY


--------------------------------------------------------------------------------------------------------------------
  4.     CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE

--------------------------------------------------------------------------------------------------------------------
        NUMBER OF           5.    SOLE VOTING POWER
         SHARES                   -0-
      BENEFICIALLY         ------------------------------------------------------------------------------------------
        OWNED BY            6.    SHARED VOTING POWER
          EACH                    -0-
        REPORTING          ------------------------------------------------------------------------------------------
         PERSON             7.    SOLE DISPOSITIVE POWER
          WITH                    -0-
                           ------------------------------------------------------------------------------------------
                            8.    SHARED DISPOSITIVE POWER
                                  -0-
---------------------------------------------------------------------------------------------------------------------
  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
---------------------------------------------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                               [  ]

---------------------------------------------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         -0-
---------------------------------------------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON
         CO
---------------------------------------------------------------------------------------------------------------------







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----------------------------               -------------------------------------
   CUSIP No. 165159104                             Page 4 of 6 Pages
----------------------------               -------------------------------------


Item 1(a).    Name of Issuer:


              CHESAPEAKE CORPORATION
              ------------------------------------------------------------------


Item 1(b).    Address of Issuer's Principal Executive Offices:

              1021 EAST CARY STREET, RICHMOND, VA 23218
              ------------------------------------------------------------------


Item 2(a).    Name of Person Filing:

              INTERNATIONAL PAPER COMPANY
              SHOREWOOD PACKAGING CORPORATION
              ------------------------------------------------------------------





Item 2(b).    Address of Principal Business Office or, if None, Residence:


              400 ATLANTIC STREET, STAMFORD, CT. 06921
              277 PARK AVENUE, 30TH FLOOR, NEW YORK 10172
              ------------------------------------------------------------------





Item 2(c).    Citizenship:

              INTERNATIONAL PAPER COMPANY IS A NEW YORK CORPORATION
              SHOREWOOD PACKAGING CORPORATION IS A DELAWARE
              CORPORATION
              ------------------------------------------------------------------


Item 2(d).    Title of Class of Securities:

              COMMON STOCK
              ------------------------------------------------------------------


Item 2(e).    CUSIP Number:

              165159104


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

         (a)      [  ]  Broker or dealer registered under Section 15 of the Act;

         (b)      [  ]  Bank as defined in Section 3(a)(6) of the Exchange Act;





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

----------------------------               -------------------------------------
   CUSIP No. 165159104                             Page 5 of 6 Pages
----------------------------               -------------------------------------

      (c)      [  ]  Insurance company as defined in Section 3(a)(19) of the Exchange Act;

      (d)      [  ]  Investment company registered under Section 8 of the Investment Company Act;

      (e)      [  ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

      (f)      [  ]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g)      [  ]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h)      [  ]  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i)      [  ]  A church plan that is excluded from the definition of an investment company under Section
               3(c)(14) of the Investment Company Act;

      (j)      [  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.  Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


    (a)  Amount beneficially owned:

          -0-
         -----------------------------------------------------------------------

    (b)  Percent of class:

          -0-
         -----------------------------------------------------------------------

    (c)  Number of shares as to which such person has:

         (i) Sole power to vote or to direct the vote  -0-
                                                        ------------------------

         (ii) Shared power to vote or to direct the vote  -0-
                                                           ---------------------

         (iii) Sole power to dispose or direct the disposition of  -0-
                                                                    ------------

         (iv)  Shared power to dispose or to direct the disposition of  -0-
                                                                         -------







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----------------------------               -------------------------------------
   CUSIP No. 165159104                             Page 6 of 6 Pages
----------------------------               -------------------------------------


Item 5.        Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

           Not Applicable.

Item 8.    Identification and Classification of Members of the Group.

           Not Applicable.

Item 9.    Notice of Dissolution of Group.

           Not Applicable.

Item 10.   Certifications.

           Not Applicable.


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 4, 2002                 INTERNATIONAL PAPER COMPANY

                                 /s/ Barbara L. Smithers
                                 --------------------------------------
                                 Vice President and Secretary



February 4, 2002                 SHOREWOOD PACKAGING CORPORATION

                                 /s/ Barbara L. Smithers
                                 --------------------------------------
                                 Vice President and Assistant Secretary